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                                                                    EXHIBIT 3.13

                                     CHARTER

                                       OF

                     VANGUARD HEALTH FINANCIAL COMPANY, INC.

      The undersigned, having capacity to contract and acting as the incorporator for the above listed corporation under the Tennessee Business Corporation Act, adopts the following charter for such corporation:

      1. The name of the corporation is Vanguard Health Financial Company, Inc.

      2. The number of shares that the corporation is authorized to issue is Ten Thousand (10,000) shares of common stock, of the par value of one penny ($.01) per share, which shall have unlimited voting rights and the right to receive the net assets of the corporation upon dissolution of the corporation.

      3. (a) The complete address of the corporation's initial registered office in Tennessee is 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215 in the County of Davidson.

         (b) The name of the initial registered agent located at the address listed in 2(a) is Ronald P. Soltman.

      4. The name and complete address of the incorporator is Ronald P. Soltman, 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215.

      5. The complete address of the corporation's initial principal office is 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215.

      6. The corporation is for profit.

      7. The purposes of the corporation are (1) to make, acquire, sell or service loans or extensions of credit, (2) to carry on any other "business of a financial institution" as defined in Section 67-4-804 of the Tennessee Code or in any successor statute thereto and (3) to engage in any other lawful business.

      8. The business and affairs of the corporation shall be managed under the direction of a Board of Directors. The number of directors shall be specified in the by-laws of the corporation.

      9. A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or
(iii) under Section 48-18-304 of the Tennessee Business Corporation Act. If the Tennessee Business Corporation Act is amended or superseded after the filing of this charter to authorize corporate action further eliminating or limiting the personal liability of a director, then

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the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act as so amended from time to time or by such act as may supersede it. The affirmative vote of at least two-thirds (2/3) of the total votes eligible to be cast at a legal meeting duly called and held shall be required to amend, repeal or adopt any provision inconsistent with this provision. Any repeal or modification of this provision by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

      Dated this 12th day of February, 1998

                                                /s/  Ronald P. Soltman
                                                -------------------------------
                                                Ronald P. Soltman, Incorporator